EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

GEORGE RISK INDUSTRIES, INC.,

LABOR SAVING DEVICES, INC.

and

ROY BOWLING

Dated October 10, 2017; Effective October 7, 2017

ASSET PURCHASE
AGREEMENT

THIS ASSET PURCHASE AGREEMENT (‘‘Agreement”) is entered into this 10th day of October 2017, effective October 7, 2017 (“Effective Date”) by and among George Risk Industries, Inc., a Colorado corporation (“Buyer”), Labor Saving Devices, Inc., a Colorado corporation (“Seller”), and Roy Bowling, an individual resident of the State of Colorado (“Shareholder”). Seller and Shareholder, collectively, are the “Seller Parties.”

RECITALS

A. Seller owns that certain wire installation tool design and manufacturing business, serving the audio/visual, electrical, communications and security alarm markets, located at 5678 Eudora Street, Commerce City, Colorado 80022 (“Target Business”).

B. This Agreement contemplates a transaction in which Buyer will purchase from Seller substantially all of the assets of Seller used in the Target Business.

AGREEMENT

In consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows.

1. DEFINITIONS. Defined terms shall have the meanings set forth on Annex I.

2. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.

a. Acquired Assets. Subject to the terms and conditions of this Agreement, Seller hereby sells, transfers, assigns, conveys and delivers to Buyer, free and clear of all liens or other encumbrances, all of Seller’s right, title and interest in and to all of the assets of Seller used in or relating to the Target Business (collectively, “Acquired Assets”), other than the Excluded Assets. Such Acquired Assets shall include, without limitation, the following assets:

i.	all furniture, fixtures, equipment, supplies, inventory, forms, and other tangible personal property (“FF&E and Inventory”);

ii.	Seller’s telephone numbers, facsimile numbers, e-mail addresses, websites, domain names (including the URL), and social media accounts, including but not limited to Facebook, Twitter and Instagram (“Phone and Social Media”);

iii.	all intellectual property of Seller used in or related to the Target Business, including but not limited to patents, licenses, trademarks and service marks, issued or pending, and any application contemplated, made or pending therefore (“Patents and Trademarks”);

iv.	all right, title and interest in, to and under Seller’s contracts, agreements, licenses, maintenance agreements and other contracts used in or related to the Target Business (“Contracts and individually, a Contract”);

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v.	all books, records and other documents and information owned by or in possession of Seller relating to the Acquired Assets or the Target Business, including, without limitation, all proprietary information, all books, files, printed materials, purchase orders and invoices, all customer lists, all vendor lists, all correspondence, all mailing lists, all advertising, marketing and promotional materials, catalogues, brochures and responses thereto of every kind and nature (“Books and Records”); and

vi.	all goodwill related to tangibles and intangibles that Seller uses in the conduct of the Target Business, and all rights to continue to use the Acquired Assets in the conduct of a going business (“Goodwill”).

b. Consents to Assignment. At or prior to Closing, Seller and Shareholder shall have taken all actions and executed all consents necessary to sell, transfer, assign, convey and deliver to Buyer all of the FF&E and Inventory, Phone and Social Media, Patents and Trademarks, Books and Records, Goodwill and Contracts. If the legal interest in any Contract cannot be sold, assigned, transferred or conveyed as of the Effective Date because any consents or approvals required for such transfer have not been obtained or waived, then the Closing shall proceed without the sale, assignment, transfer or conveyance of any such Contract. In the event that the Closing proceeds without the sale, assignment, transfer or conveyance of any Contract, Seller and Buyer shall use reasonable efforts to cooperate in obtaining the necessary consents or approvals to complete such transfers as soon as practicable following Closing, which transfers shall be completed at no additional out-of-pocket cost to Seller. Pending the assignments, conveyances and transfers referred to in this Section 2.b., Seller shall (i) hold any such non-assigned Contract for the benefit and at the risk of Buyer, (ii) remit as promptly as possible to Buyer any money paid thereunder to Seller net of costs incurred by Seller in connection therewith; and (iii) reasonably cooperate with Buyer in any lawful and reasonable arrangements designed to provide the benefits of ownership thereof to Buyer.

c. Excluded Assets. The Acquired Assets shall not include the following assets of the Seller (collectively, “Excluded Assets”):

i.	all cash, cash equivalents, bank accounts and investments;

ii.	accounts receivable (for the avoidance of doubt, accounts receivable generated by the Target Business from and after the Effective Date belong to Buyer);

iii.	the articles of incorporation, taxpayer and other identification numbers, seals, minutes books, and other documents relating to the organization, maintenance, and existence of Seller, and all of Seller’s Tax records;

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iv.	any refunds or rights to refunds for periods before the Effective Date for any and all Taxes of Seller attributable to Seller’s pre-Effective Date operations;

v.	all rights related to the attorney-client privilege, the attorney work-product doctrine or similar rights or privileges arising out of any of the transactions contemplated by this Agreement, including without limitation all communications from or to, and files maintained by or for, legal counsel (“Privileged Information”);

vi.	Seller’s leasehold interest in the Business Location, including any security deposit;

vii.	1999 Saab;

viii.	Seller’s leasehold interest in the 2016 VW Tiguan; and

ix.	Seller’s leasehold interests in all copiers and the check processing machine, postage meter and credit card processor.

d. Assumed Liabilities. At Closing, Buyer shall assume and become responsible for the payment, performance and satisfaction of Seller’s obligations that arise from and after the Effective Date under the Contracts listed on Schedule 2(d) (“Assumed Liabilities”). For the avoidance of doubt, Buyer shall not assume or otherwise be responsible for any other liability of Seller, and shall not assume or otherwise be responsible for any of Seller’s obligations relating to pre-Effective Date claims against Seller that are presented at or after Closing.

3. PURCHASE PRICE; CLOSING.

a. Purchase Price. In consideration for the Acquired Assets, Buyer shall pay to Seller Three Million Two Hundred Thousand and 00/100 Dollars ($3,200,000.00) (“Purchase Price”), payable as follows:

i.	$3,000,000 of the Purchase Price shall be paid to Seller by Buyer in cash (“Cash Consideration”) via wire transfer of immediately available funds in two installments:

A.	$1,000,000 paid on the Closing Date; and

B.	$2,000,000 (“Final Payment”) to be paid on the “Transfer Date” as such term is defined in the Transition Services Agreement.

ii.	$200,000 of the Purchase Price shall be paid to Seller by Buyer at Closing in 24,097 Buyer Shares (“Stock Consideration”) delivered to Buyer within two business days of the Transfer Date.

4.	The Final Payment shall not accrue interest if paid when due; if not paid when due, the Final Payment shall bear interest at a rate of twelve percent (12%) per annum from the Closing Date until paid in full.

a. Reimbursement of Deposits. At Closing Buyer shall reimburse Seller for the deposits and prepaid expenses itemized on Schedule 3(b) by wire transfer of immediately available funds on the Closing Date.

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b. Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place via exchange of electronic documents simultaneously with the execution and delivery hereof on October 10, 2017 (“Closing Date”), to be effective as of 12:01 a.m. on the Effective Date.

c. Deliveries of Seller at Closing. At Closing, Seller shall deliver to Buyer:

i.	a general bill of sale in substantially the same form attached hereto as Exhibit B, executed by Seller;

ii.	an assignment and assumption agreement in substantially the same form attached hereto as Exhibit C (“Assignment Agreement”), executed by Seller;

iii.	an assignment of trademarks in substantially the same form attached hereto as Exhibit D (“Trademark Assignment Agreement”), executed by Seller;

iv.	an assignment of patents in substantially the same form attached hereto as Exhibit E (“Patent Assignment Agreement”), executed by Seller;

v.	a transition services agreement in substantially the same form attached hereto as Exhibit F (“Transition Services Agreement”), executed by Seller;

vi.	minutes of Seller authorizing the transactions contemplated herein;

vii.	a certificate of good standing for Seller from the State of Colorado;

viii.	a Shareholder consent to the transactions contemplated herein; and

ix.	such other instruments of sale, transfer, conveyance, assignment and assumption as Buyer and its counsel may reasonably request.

d. Deliveries of Buyer at Closing. At Closing, Buyer shall deliver to Seller:

i.	$1,000,000;

ii.	the deposit reimbursement pursuant to Section 3.b, above

iii.	the Assignment Agreement, executed by Buyer;

iv.	the Trademark Assignment Agreement, executed by Buyer;

v.	the Patent Assignment Agreement, executed by Buyer;

vi.	the Transition Services Agreement, executed by Buyer;

vii.	minutes of Buyer authorizing the transactions contemplated herein; and

viii.	such other instruments of sale, transfer, conveyance, assignment and assumption as Seller and its counsel may reasonably request.

e. Purchase Price Allocation. Exhibit A sets forth the allocation of the Purchase Price for Tax purposes, as determined by Buyer. Buyer and Seller shall each report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation, and neither will take any position inconsistent with such allocation.

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5. SELLER’S REPRESENTATIONS AND WARRANTIES. Seller and Shareholder represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the Effective Date:

a. Organization of Seller. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado.

b. Ownership. Shareholder is the sole shareholder of Seller.

c. Authorization of Transaction. Seller has the full power and authority to execute and deliver this Agreement and all other certificates, documents and agreements contemplated hereby and to perform its obligations hereunder and thereunder.

d. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or Shareholder is subject or any provision of the articles of incorporation of Seller. Neither Seller nor Shareholder need, or are otherwise obligated, to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

e. Broker’s Fees. Seller has no liability or obligation to pay any broker’s, finder’s or financial advisor’s fee in connection with this Agreement.

f. Title to Assets. Except as set forth on Schedule 4(f), Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets free and clear of any claim of ownership by a third party, mortgage, pledge, lien, encumbrance, charge, or other security interest, purchase money lien or lien securing rental or lease payments under any lease or capital lease arrangements.

g. Subsidiaries. Seller has no subsidiaries.

h. Financial Statements.

i.	Schedule 4(h) sets forth the following financial statements (collectively, the “Financial Statements”):

A.	Unaudited balance sheet and statement of income of Seller as of and for the fiscal year ended December 31, 2016; and

B.	Unaudited balance sheet and statement of income of Seller as of and for the six month-period ended June 30, 2017.

ii.	The Financial Statements fairly present the financial condition of Seller and the results of its operation for the periods covered thereby, and were prepared in accordance with the books and records of Seller, which books and records are correct and complete in all material respects and have been prepared in accordance with the method of accounting used by Seller for federal income tax purposes consistently applied.

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i. Undisclosed Liabilities. Seller does not have any material liability (and to Seller’s Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any material liability), in excess of $1,000, except for liabilities set forth within the Financial Statements.

j. Legal Compliance. Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and non-U.S. governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply.

k. Tax Matters.

i.	Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller has filed an extension for its 2016 income tax return; otherwise, Seller is not the beneficiary of any other extensions of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

ii.	Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

l. Real Property. Seller does not own any real property. Seller does not lease or otherwise occupy any real property other than the Business Location.

m. Intellectual Property. To Seller’s Knowledge, Seller has not interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect. Within the past six (6) years, Seller has never received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim it must license or refrain from using any intellectual property rights of any third party). To Seller’s Knowledge, within the past six (6) years no third party has interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of Seller in any material respect except as listed on Schedule 4(m).

n. Tangible Assets. Seller owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with Seller’s normal practice, is operating, and is suitable for the purposes for which it presently is used. Seller owns all of the Acquired Assets; none of the Acquired Assets are leased.

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o. Contracts. Except as set forth on Schedule 4(o), Seller is not a party to any agreement (or group of related agreements) related to the Target Business or Acquired Assets involving payments in excess of $10,000 per annum or that is not cancelable, without penalty, on 30 days’ notice or less.

p. Insurance. Seller shall maintain its existing insurance in full force and effect through the Closing Date. In the three (3) years prior to the Effective Date: (i) Seller has not received notice of default, cancellation, or termination with respect to any of its existing insurance policies; and (ii) Seller has not been refused any insurance, nor has coverage been reduced, with respect to any aspect of its operations. There are no pending or, to Seller’s Knowledge, threatened disputes relating to coverage or other disputed claims under any of Seller’s insurance policies.

q. Litigation. Neither Seller nor Shareholder is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party, or to Seller’s and Shareholder’s Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

r. Employee Matters. Seller is not a party to nor bound by any collective bargaining agreement. As of the Closing Date, Seller will have paid to its employees all wages, bonuses, commissions, and other benefits and sums due or accrued to such employees under Seller’s benefit plans, and there are no oral or written promises to any employee except those that Seller has specifically disclosed in writing.

6. BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller that the statements contained in this Section 5 are correct and complete as of the Effective Date:

a. Organization of Seller. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado.

b. Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

c. Broker’s Fees. Buyer is not a party to any contract to pay any broker’s, finder’s or financial advisor’s fee in connection with this Agreement.

d. Stock Consideration. The Buyer Shares included in the Stock Consideration and issued to Seller are fully paid up and have been properly allotted and their issuance at Closing will not result in any breach by Buyer of its articles of incorporation or bylaws or any agreement or applicable law. At Closing, such Buyer Shares will be registered in compliance with all applicable laws and freely trading. There is no restriction on the transfer of the Stock Consideration to, or by, Seller, except as set forth in Section 8(h) below. The July 31, 2017 balance sheet provided to Seller and the number of Buyer’s issued and outstanding common and convertible preferred shares on a fully converted basis on July 31, 2017 provided to Seller are true, complete and accurate.

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7. SELLER EMPLOYEES. Seller shall assist Buyer in identifying those employees of Seller who may be interested in employment with Buyer. Buyer acknowledges that there is no representation in this Agreement regarding suitability or availability of any person for employment by Buyer or condition that any of Seller’s employees agree to employment with Buyer as a condition to Closing.

8. CONDITIONS TO CLOSE. Intentionally deleted.

9. POST-CLOSING COVENANTS. The parties agree as follows with respect to the period following the Effective Date:

a. General. The parties agree to take any further action necessary to carry out the purposes of this Agreement (including the execution and delivery of any further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 9 below). Seller acknowledges and agrees that from and after Closing Buyer will be entitled to possession of all documents, books, records (excluding Tax records), agreements, and financial data of any sort relating to the Acquired Assets.

b. Confidentiality. All information and documents relating to the Target Business that is not generally known to the general public by proper means, including client lists, information pertaining to referral sources, price lists and business and marketing strategies, constitute confidential information that is being sold to Buyer, and are and shall remain the exclusive property of Buyer. Each of the Seller Parties agrees that he or it shall not use or disclose to others during the term of this Agreement or any time thereafter any confidential information. For the avoidance of doubt, the terms of this Agreement constitute confidential information.

c. Transition Services. The Transition Services Agreement to be executed and delivered at Closing provides certain terms and conditions regarding the operation of the Target Business after the Effective Date. Transition Services includes the delivery of all Acquired Assets to Kimball at Seller’s expense. The covenants of the Transition Service Agreement are incorporated in this Agreement by this reference.

d. Covenant Not to Compete. Each of the Seller Parties, and any employee owning stock, covenants and agrees, for good and valuable consideration, that, until the expiration of five (5) years from the Effective Date, he or it will not directly or indirectly – as an owner, director, officer, employee, consultant, or in any other manner or capacity whatsoever – engage in a business directly competitive with the Target Business in the States of Colorado or Nebraska. Each of the Seller Parties agrees that this covenant is reasonable with respect to its duration, geographical area, and proscription. The Seller Parties further agree that damages cannot reasonably compensate the Buyer in the event of a violation of this Covenant not to Compete, and that it would be difficult to ascertain the Buyer’s damages, and that the Seller Parties agree injunctive relief is essential for the protection of the Buyer. Breach of this Covenant not to Compete shall entitle Buyer to ex parte entry of a temporary restraining order, as well as preliminary and permanent injunctive relief, without necessity of posting bond or other security, in addition to all other damages and remedies available, including reasonable attorney fees and costs for the seeking of injunctive relief. Notwithstanding the foregoing, Seller Parties’ ownership of less than 3% of the outstanding stock of any publicly-traded corporation shall not be deemed to be a violation of the covenants in this Section.

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e. Sale of Name. Buyer will be acquiring all of Seller’s rights in Seller’s legal and trade names as part of the Acquired Assets, and the Seller Parties hereby consent to Buyer’s use of such names after the Closing. Within fourteen (14) days after the Closing, Seller shall amend its Articles of Incorporation and take all such other actions as are necessary or otherwise reasonably requested by Buyer to allow Buyer full rights in such names.

f. Privileged Information. The parties acknowledge that Seller may not be able to remove all of the Privileged Information from Seller’s computer systems, servers, backup tapes or other media (collectively, “Computer Systems”) prior to Closing. From and after the Effective Date, Buyer shall not access any Privileged Information, even though the Computer Systems are Acquired Assets. If Buyer discovers Privileged Information in the Computer System, it shall notify Seller and follow Seller’s instructions to transfer and/or delete the same.

g. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer, when due. Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. If required by applicable law, the parties will join in the execution of any such Tax Returns and other documentation.

h. Call Right. Upon Shareholder’s death, Buyer shall have the right (“Call Right”) to cause Seller and Shareholder’s estate to sell to Buyer all, but not less than all, of any Buyer Shares included in the Stock Consideration that were owned by either of them at the date of Shareholder’s death. The per share purchase price for the Call Right shall be determined at the average daily closing price of Buyer’s common stock over a three-month period ending on the day before the date of Shareholder’s death. If Buyer elects to exercise the Call Right, Buyer must exercise the Call Right within sixty (60) days of receiving notice of Shareholder’s death.

i. Right of First Offer. If Seller or Owner (for purposes of this Section 8(i), “Transferor”) desires to sell, hypothecate, pledge, or assign (collectively, “Transfer”) all or any portion of the Stock Consideration (the “Transferor Interest”) other than in a “Related Party Transfer”, the Transferor shall notify Buyer in writing of that desire (the “Transferor Notice”). “Related Party Transfer” means any Transfer between Seller and Owner, any Transfers by Owner or his estate upon or following Owner’s death to one or more of his heirs or a trust for the benefit of one or more of his heirs, or Transfers during Owner’s life to a trust for the benefit of one or more of his heirs. For the avoidance of doubt, Buyer Shares other than the Stock Consideration now or hereafter owned directly or indirectly by Owner are not subject to this Section 8(i). Additionally, the following Transfers of any portion of the Stock Consideration shall be exempt from the requirements of this Section 8(i) (collectively, the “Exempt Transfers”):

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i.	Transfers to Buyer, whether pursuant to the call right in Section 8(h) or otherwise;

ii.	Transfers to officers or directors of Buyer;

iii.	Transfers of the Stock Consideration in conjunction with Owner’s sale of all, or substantially all, Buyer Shares owned directly or indirectly by Owner;

iv.	Transfer to a buyer, or group of related buyers, who has made an offer to purchase Buyer Shares from shareholders holding ten percent (10%) or more of the Buyer Shares; or

v.	Transfers made within five (5) business days of Buyer’s public announcement of material adverse information about the Buyer, its business, or its prospects.

The Transfer Notice shall describe (i) the number of such shares of the Stock Consideration to be offered and (ii) the price upon which the Transferor proposes to offer such securities. Buyer shall have the option to purchase (the “Purchase Option”) the Transferor Interest for the purchase price set forth in the Transferor Notice (“RFO Purchase Price”). The Purchase Option shall be and remain irrevocable to Buyer for a period (the “Buyer Transfer Period”) ending 72 hours after the time Transferor emails the Transfer Notice to Stephanie Risk-McElroy at Stephanie.risk-mcelroy@grisk.com. For the avoidance of doubt, the notice provisions of Section 10(e) are not applicable to Transferor Notice under this Section 8(i). If Buyer desires to exercise the Purchase Option, Buyer shall give Transferor an “Acceptance Notice”, which election when made shall be binding and irrevocable on Buyer. The Acceptance Notice shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be earlier than five (5) or more than ten (10) days after the expiration of the Buyer Transfer Period. If the Buyer gives an Acceptance Notice, the RFO Purchase Price shall be paid to Transferor on the Transfer Closing Date in immediately available funds and the Transferor shall execute and deliver to the Buyer those assignments and other instruments as may be reasonably required to vest in the Buyer all right, title, and interest in and to the Transferor Interest, free and clear of all liens and encumbrances. If Buyer does not give an Acceptance Notice within the Buyer Transfer Period, Transferor shall be free to Transfer the Transferor Interest for a period of thirty (30) days following the end of the Buyer Transfer Period to any person for any price equal to or greater than the RFO Price. If Buyer gives an Acceptance Notice within the Buyer Transfer Period, but does not close the purchase by the Transfer Closing Date, then in addition to such other remedies as Transferor may have in law or equity, Transferor may Transfer the Transferor Interest to any person for any price at any time. The requirements of this Section 8(i) shall terminate upon any Transfer of a Transferor Interest other than a Related Party Transfer made in compliance with this Section 8(i). For the avoidance of doubt, the portion of the Stock Consideration transferred in an Exempt Transfer shall thereafter be free of the requirements of this Section 8(i).

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10. INDEMNIFICATION.

a. Survival of Representations and Warranties. All of the representations and warranties and indemnification obligations of the parties contained in this Agreement shall survive the Closing hereunder and shall continue in full force and effect from the Effective Date for a period terminating eighteen (18) months following the Effective Date.

b. Indemnification Provisions for Benefit of Buyer.

i.	In the event Seller or Shareholder breaches any of its representations, warranties or covenants herein, including and provided Buyer makes a written claim for indemnification against Seller or Shareholder within the applicable survival period, then Seller Parties, jointly and severally, shall indemnify and hold harmless Buyer from and against any Adverse Consequences Buyer may suffer as a result of the breach through and after the date of the claim for indemnification. Any written claim for indemnification made under this Section 9(b)(i) shall be specific as to the representation, warranty, or covenant allegedly breached and shall include reasonable supporting documentation. Except for fraud, the indemnification provided in this Section 9(b) shall be the sole and exclusive remedy available to Buyer against Seller Parties for any claim arising out of events prior to the Effective Date or a breach or alleged breach of this Agreement.

ii.	Seller Parties shall have no obligation to indemnify Buyer from and against any Adverse Consequences arising from a breach of representation or warranty until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of an aggregate deductible equal to one percent (1%) of the Purchase Price (“Basket”), in which event Seller Parties will be obligated to indemnify Buyer, and Buyer may assert its right to indemnification hereunder, only with respect to such Adverse Consequences that are more than the Basket.

iii.	Seller Parties’ aggregate liability to indemnify Buyer from and against Adverse Consequences arising from a breach of representation or warranty shall not exceed twenty percent (20%) of the Purchase Price, except in the case of Adverse Consequences directly related to a breach of Seller’s Fundamental Representations. Seller Parties’ aggregate liability to indemnify Buyer from and against Adverse Consequences directly related to a breach of Seller’s Fundamental Representations or arising from a breach of a covenant shall not exceed an amount equal to the Purchase Price less any other indemnification obligations of Seller hereunder.

c. Indemnification Provisions for Benefit of Seller. In the event Buyer breaches any of its representations, warranties, and covenants herein, and provided Seller makes a written claim for indemnification against Buyer within the applicable survival period, then Buyer shall indemnify and hold harmless Seller from and against the entirety of any Adverse Consequences Seller may suffer as a result of the breach through and after the date of the claim for indemnification. Any written claim for indemnification made under this Section 9(b)(i) shall be specific as to the representation or warranty allegedly breached and shall include reasonable supporting documentation.

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d. Matters Involving Third Parties.

i.	If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against another party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

ii.	Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co- counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

iii.	So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, (1) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

iv.	In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

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e. No Other Indemnification. The foregoing indemnification provisions are the exclusive remedies for any breach of the terms of this Agreement.

11. MISCELLANEOUS.

a. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

b. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

c. Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic mail), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

d. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

e. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller or Shareholder:

Roy Bowling

4219 Smith Hill Road

Black Hawk, CO 80422

With a copy to:

Minor & Brown, P.C.

650 S. Cherry Street, Suite 1100

Denver, Colorado 80246

Attn: Jim Thomas

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If to Buyer:

George Risk Industries, Inc.

802 S. Elm Street

Kimball, Nebraska 69145

Attn: Stephanie M. Risk-McElroy

With a copy to:

Eric R. Jonsen

555 Eldorado Boulevard

Suite 200

Broomfield, Colorado 80021

erjonsen@jonsen.net

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

f. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provisions.

g. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

h. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

i. Expenses. Buyer and Seller and Shareholder shall each bear its or his own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

j. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

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k. Incorporation. The Annex, Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

l. Litigation. The parties agree to jurisdiction and venue in the state or federal court, State of Colorado.

m. Attorneys’ Fees. If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees.

n. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

[Remainder of page intentionally left blank – signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of October 10, 2017.

BUYER:		SELLER:

George Risk Industries, Inc.,		Labor Saving Devices, Inc.,
a Colorado corporation		a Colorado corporation

By:	/s/ Stephanie M. Risk-McElroy	By:	/s/ Roy Bowling
Name:	Stephanie M. Risk-McElroy	Name:	Roy Bowling
Title:	President	Title:	Chairman

SHAREHOLDER:

/s/ Roy Bowling
Roy Bowling

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ANNEX I

Definitions

“Acquired Assets” has the meaning set forth in Section 2(a), and consists of all inventory, all sales and marketing material and displays, finished inventory, manufacturing equipment, tools, raw materials, orders on hand, sales records, account and customer lists, books and records relating to sales.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Agreement” has the meaning set forth in the preamble.

“Assignment Agreement” has the meaning set forth in Section 3(d)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2(d).

“Basket” has the meaning set forth in Section 9(b)(ii).

“Business Location” means 5678 Eudora Street, Commerce City, Colorado 80022.

“Buyer” has the meaning set forth in the preamble.

“Buyer Shares” means fully paid Class A common shares in Buyer which are registered for trading on the OTC Marketplace (ticker symbol RSKIA).

“Call Right” has the meaning set forth in Section 8(h).

“Cash Consideration” has the meaning set forth in Section 3(a)(i).

“Closing” has the meaning set forth in Section 3(c).

“Closing Date” has the meaning set forth in Section 3(c).

“Computer Systems” has the meaning set forth in Section 8(f).

“Contracts” has the meaning set forth in Section 2(a)(iv).

“Effective Date” has the meaning set forth in the preamble.

“Excluded Assets” has the meaning set forth in Section 2(vi).

“Financial Statements” has the meaning set forth in Section 4(h)(i).

“Indemnified Party” has the meaning set forth in Section 9(d)(i).

“Indemnifying Party” has the meaning set forth in Section 9(d)(i).

“Patent Assignment Agreement” has the meaning set forth in Section 3(d)(iv).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Privileged Information” has the meaning set forth in Section 2(vi)(v).

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“Seller” has the meaning set forth in the preamble.

“Seller Parties” has the meaning set forth in the preamble.

“Seller’s Fundamental Representations” means Seller’s representations and warranties set forth in the following sections: Section 4(a) Organization of Seller; Section 4(b) Ownership; Section 4(c) Authorization of Transaction; Section 4(e) Broker’s Fees; Section 4(f) Title to Assets; and Section 4(k) Tax Matters.

“Seller’s Knowledge” means all information that is actually known by Shareholder or David Morgan.

“Shareholder” has the meaning set forth in the preamble.

“Stock Consideration” has the meaning set forth in Section 3(a)(ii).

“Target Business” has the meaning set forth in Recital A.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under I.R.C. §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

“Third Party Claim” has the meaning set forth in Section 9(d)(i).

“Trademark Assignment Agreement” has the meaning set forth in Section 3(d)(iii).

“Transition Services Agreement” has the meaning set forth in Section 3(d)(v).

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